Exhibit 5.2

CONSENT OF GOODMANS LLP

TO:                         The Board of Directors of HudBay Minerals Inc.

We hereby consent to the references to our name contained under the heading “Legal Matters” and to our opinions contained under Section 20, “Principal Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated February 10, 2014 made by HudBay Minerals Inc. to the holders of common shares of Augusta Resource Corporation.

(Signed) GOODMANS LLP
Toronto, Canada

February 10, 2014

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